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                                                                EXHIBIT 10.22


[LOGO]
Peptide Therapeutics

                                                      321 Cambridge Science Park
                                                          Milton Road, Cambridge
                                                          Cambridgeshire CB4 4WG
                                                                  United Kingdom

                                                       Tel: +44 (0) 1223 423 333
                                                       Fax: +44 (0) 1223 423 111

Strictly Private and Confidential

Alan Gilbert Goodman
16 Cantelupe Road
Haslingfield
Cambridge CB3 7LU

                                                                  14th July 1998

Dear Alan

Appointment as a Non-Executive Director

I am delighted that you have agreed to continue on the Board of Peptide Therapeutics Group plc ("the Company") as a Non-Executive Director and Chairman. The purpose of this letter (the "Agreement") is formally to confirm the terms of your appointment as a Non-Executive Director and Chairman of the Company with effect from 1st May 1998.

1.    Term of Appointment

1.1. Subject to Clauses 1.2 and 7 you shall serve the Company as a Non-Executive Director and Chairman until such time as your appointment is terminated by either party giving the other not less than three months' notice in writing to terminate these arrangements whereupon this Agreement shall terminate on the expiry of such notice. Subject to the payment of any fees on termination in accordance with Clause 1.2, no compensation for loss of office will be due to you.

1.2. If, on your retirement by rotation as a Director of the Company in accordance with the requirements of the Company's Articles of Association ("Articles"), you are not re-elected as a Director of the Company for any reason, then in such circumstances your appointment shall terminate automatically with immediate effect (for the avoidance of doubt, without any period of notice) and the only fees to which you shall be entitled in respect of these arrangements shall be such fees accrued on a daily basis up to the time of such termination together with out of pocket expenses reasonably and properly incurred up to that time.

1.3. Subject to Clauses 1.1, 1.2 and 7 your appointment under this Agreement shall terminate on whichever is the earlier of:

      1.3.1 the date of expiry of the notice period specified in Clause 1.1; and

     Peptide Therapeutics Limited registered in England Company No. 2774777
                          (Registered Office as above)
                 A Subsidiary of Peptide therapeutics Group plc
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      1.3.2 your ceasing to be a Director for any reason under the Articles.

      Your signature to the duplicate copy of this Agreement shall constitute your irrevocable resignation as a Director of the Company (and any subsidiary of the Company of which you are then a Director) with effect from the expiry date of any notice of termination served pursuant to clause 1.1 above.

1.4.  Your appointment under this Agreement shall be subject:-

      1.4.1 to your re-election on retirement by rotation at any subsequent Annual General Meeting at which, pursuant to the Articles of the Company. you are required to retire by rotation; and

      1.4.2 to the provisions of the Articles.

2.    Powers and Duties

2.1. You shall exercise such powers and perform such duties as are appropriate to your role as a Non-Executive Director and Chairman of the Company.

2.2. You shall comply with all reasonable directions from, and all regulations of the Company including, without prejudice to the generality of the foregoing, all regulations from time to time in force with respect to confidentiality, dealings in shares and notifications required to be made by a Director to the Company or any other regulatory body under the Companies Acts 1985 and 1989, the Articles or any other regulations of the Company. In addition, you will observe the terms and conditions of The City Code on Takeovers and Mergers and the continuing obligations under the London Stock Exchange Listing Rules as the same are applicable to the Company and its Directors from time to time.

2.3. Your duties as a Non-Executive Director and Chairman will normally require attendance at all Main Board Meetings and General Meetings of the Company as well as making such time available as is necessary to prepare for those meetings and dealing with such matters as might normally be expected of a Non-Executive Director and Chairman.

2.4. You will also be asked to serve as a member of the Audit Committee and of the Remuneration Committee. In addition, you may from time to time be required to serve as a Director of one or more subsidiaries of the Company.

2.5. Main Board Meetings are held at regular intervals on dates that will be advised well in advance. You will be required to attend Main Board Meetings and such other Board Meetings as you and the Company shall agree from time to time. Further you will normally be required to attend the meetings of each of the Remuneration Committee and Audit Committee. Such meetings will be held, whenever possible, on the same date as the Main Board Meetings.
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2.6.  You will be provided with reports on at least a quarterly basis outlining the current performance of the Company and you will be welcome to see further information on the Company at any time. You will also be most welcome to visit any of the Company's operations as and when time permits.

3.    Remuneration

3.1. A directors' fee ("Retainer") of(pound)60,000 per annum (or such higher amount as the Board may from time to time determine and notify to you in writing) is payable by equal monthly instalments in arrears on or about the 25th day (excluding weekends and public holidays) of every month. The Retainer is non-pensionable and will be reviewed every year by the Remuneration Committee of the Board and any proposed increase is to be approved by the Board.

4.    Expenses

4.1 You will be reimbursed by the Company in respect of all reasonable travelling, hotel and incidental or other out of pocket expenses which are reasonably and properly incurred in the course of carrying out your duties under this Agreement provided that on request you shall provide such vouchers or other evidence of payment of such expenses that may reasonably be required.

4.2 The Company shall reimburse you for any fees or expenses you incur in taking advice from the Company's financial and legal advisers or other independent financial and legal advisers in relation to the performance of your duties. Before seeking such advice you should first consult another Non-Executive Director of the Company. If you take such advice you should again consult another Non-Executive Director once the fees and expenses you have incurred exceed (pound)5,000, or further fees and expenses of (pound)5,000 have been incurred since such previous consultation.

5.    Confidentiality

5.1   You shall not, either during the term of your appointment or thereafter;

      5.1.1 use to the detriment or prejudice of the Company and its subsidiary undertakings (the "Group" and "Group Company" shall be construed accordingly as any of such companies) or divulge or communicate to any person any trade secret or any other confidential information concerning the business or affairs of the Company or the Group which may have come to your knowledge at any time during the term of your appointment under this Agreement or under any previous agreements entered into between you and any Group Company ("Confidential Information"), except to:

            5.1.1.1 employees or directors of any Group Company; and/or

            5.1.1.2 any and all advisors or consultants to any Group Company
                    (for so long as they remain advisors or consultants), including for the avoidance of doubt but not limited to N M Rothschild & Sons Limited, HSBC Securities,
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                    Arthur Andersen, Pinsent Curtis and Reddie & Grose and any
                    company which is a licensee or potential licensee of any Group Company and/or a corporate investor (excluding any companies in which you have a material financial interest) in any Group Company; and/or

            5.1.1.3 any person with whom you are dealing in pursuit of fulfilling your obligations under this agreement including seeking legal advice under clause 4.2 of this agreement,

            in each case where such party's province is to know the same; or

      5.1.2 use for your own purpose or for any purpose other than those of the Group any Confidential Information.

5.2   For the purposes of this clause 5 Confidential Information shall exclude:

      5.2.1 any information or knowledge which is or may come into the public domain (otherwise than through your own default); and

      5.2.2 any information or knowledge which is known to a third party and which the third party obtained otherwise than from yourself and in respect or which the third party has no obligations of confidentiality whatsoever.

5.3 For the avoidance of doubt nothing in this clause 5 shall prevent you from disclosing any information including Confidential Information if required to do so by:

      5.3.1 law or by a court of competent jurisdiction; and/or

      5.3.2 any competent regulatory body.

5.4 You shall not, during the term of your appointment as a director nor for a period of six months after the termination thereof be or become a director or employee or agent of any company, business or enterprise or have or acquire any material financial interest in any enterprise which at the time when you accept such directorship, employment or agency, or acquire such interest, competes or is likely to compete or have a significant business relationship with any member of the Group without the prior consent of the Board in writing (such consent not to be unreasonably withheld or delayed). For the purposes of this clause 5.4 the Board:

      5.4.1 consents to you becoming or continuing as a director of any and all
            of the following:   Advanced Technology Management Limited
                                Agel Limited
                                Amura Limited
                                Ative Limited
                                ATM Investments Limited
                                ATM Global Investments Limited
                                CeNeS Limited
                                Oxford Biomedica plc
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                                Quantum Healthcare Limited and any and all
                                company(ies) in which it makes an investment

      5.4.2 consents to you becoming and being both a Limited and a general partner in the Quantum Healthcare Fund.

6     Fringe benefits and deductions

      You shall not be entitled to any pension, bonus or any other fringe benefits of the Company (save that, for the avoidance of doubt, your current entitlement to share options of the Company shall be unaffected by this Agreement). Your fees under this Agreement will be paid to you net of any deductions the Company is required by law to make such as income tax under the PAYE system or National Insurance contributions.

7     Termination

7.1 Without prejudice to the generality of the foregoing the Company may by notice in writing immediately terminate the arrangements set out herein if you shall:

      7.1.1 be in breach of any terms set out in this Agreement which in the case of a breach capable of remedy is not remedied by you within 21 days of receipt by you of a notice from the Company specifying the breach and requiring it to be remedied;

      7.1.2 be incompetent, guilty of gross misconduct and/or any serious or persistent negligence or misconduct in respect of your obligation under this Agreement; and

      7.1.3 fail or refuse after a written warning to carry out the duties reasonably and properly required of you under this Agreement.

7.2 Upon the termination of these arrangements for whatever reason you shall at the request of the Board and without claim for compensation forthwith resign from office as a Director of the Company and from all other offices held by you in any Group Company (if any) and the Company is irrevocably authorised to appoint a nominee to act on your behalf to execute all documents and to do all things reasonably necessary to give effect to this provision.

7.3 You shall promptly, having been allowed sufficient time to make the copies referred to below, whenever reasonably requested by the Company and in any event upon your ceasing to be a Director of the Company deliver up to the Company all Confidential Information in your possession. You shall be entitled to keep retain and use for the purposes of clause 5.3 above one copy thereof, provided that you provide the Company with a complete list of all such documents copied. Title and copyright therein shall vest in the Company.
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8     Notices

      Any notice required to be given pursuant to this agreement by either party to the other should be delivered by hand or served by sending the same by registered or recorded delivery post to the last known address of the other party and any receipt issued by the person or authorities shall be conclusive evidence of the fact and date of posting of such notice.

      Notice will be deemed delivered if delivered by hand on the date so delivered and if by registered or recorded delivery 48 hours after the date posted.

9     Governing Law

      The arrangements set out in this Agreement shall be governed by English Law and the English Courts shall have exclusive jurisdiction over any claim or dispute arising under this Agreement.

10    Previous Agreements

      As from the date of this Agreement all previous agreements between the Company or any Group Company and you relating to your employment or directorship with the Group, shall be deemed to have been terminated and shall cease to have effect and you shall cease to be an employee of the Company from the date of this letter without prejudice to any accrued right of the parties up to the date of termination.

Please would you confirm your acceptance of the above terms by signing and returning the attached copy of this Agreement.

Yours sincerely


/s/ Dr John Brown
Dr John Brown

Chief Executive of Peptide Therapeutics Group plc

I hereby accept and confirm my agreement to the terms of my appointment as set out above.


/s/ Alan Gilbert Goodman
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Alan Gilbert Goodman